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Exhibit 5.3

Davis Wright Tremaine LLP

ANCHORAGE	BELLEVUE	LOS ANGELES	NEW YORK	PORTLAND	SAN FRANCISCO	SEATTLE	SHANGHAI	WASHINGTON, D.C.
SUITE 800 701 WEST EIGHTH AVENUE ANCHORAGE, AK 99501-3408	TEL (907) 257-5300 FAX (907) 257-5399 www.dwt.com

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 4520

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

  Re:
  Exchange of $200,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2012, registered under the Securities Act of 1933, as amended, for $200,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2012.

Ladies and Gentlemen:

        We have acted as special Alaska counsel for Alderwoods (Alaska), Inc., an Alaska corporation (the "Covered Guarantor"), in connection with the registration and issuance by Alderwoods Group, Inc., a Delaware corporation and direct parent of the Covered Guarantor (the "Company"), of certain notes registered under the Securities Act of 1933, as amended, which are being issued pursuant to the Indenture dated August 19, 2004 (the "Indenture") between the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule I thereto (the "Guarantors"), and Wells Fargo Bank, N.A., as trustee.

        The law covered by the opinions expressed herein is limited to the laws of the State of Alaska.

        This opinion letter is to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language used and the scope and nature of the work we have performed.

A. Documents and Matters Examined

        In connection with this opinion letter, we have examined the following documents:

        A-1 Indenture.

        A-2 Form of Notation of Guarantee attached as Exhibit D to the Indenture (the "Exchange Guarantee").

        A-3 Officer's Certificate of Alderwoods (Alaska) Inc., executed by William Tottle, Vice President of the Covered Guarantor, dated the date hereof (the "Officer's Certificate").

        A-4 Amended and Restated Articles of Incorporation of the Covered Guarantor attached to the Officer's Certificate, certified as being the true and correct copies thereof (the "Articles of Incorporation").

        A-5 Bylaws of the Covered Guarantor attached to the Officer's Certificate certified as being a true, correct and complete copy of the Covered Guarantor's bylaws (the "Bylaws").

        A-6 Resolutions attached to the Officer's Certificate certified as being true, correct and complete copies of resolutions adopted by the Covered Guarantor's board of directors and as being in full force and effect on the date hereof (the "Resolutions").

B. Assumptions

        For purposes of this opinion, we have relied upon the following assumptions:

        B-1 The Exchange Guarantee has been duly executed and delivered by the Covered Guarantor in accordance with the Resolutions and as required by the Indenture.

        B-2 The Indenture and the Exchange Guarantee state that they are governed by New York law and we are not rendering any opinion with respect to New York law. Therefore, we have not examined the question of what law would govern the interpretation and enforcement of the Indenture and Exchange Guarantee, and our opinion is based on the assumption that the internal laws of the State of Alaska would govern the provisions of the Indenture and the Exchange Guarantee and transactions contemplated thereby. We note that if the Indenture or the Exchange Guarantee is not, in fact, enforceable under the laws of the State of New York, then the Exchange Guarantee may not be enforced by an Alaska court under applicable conflicts-of-law principles.

C. Opinions

        Based solely on our examination of the foregoing documents and such matters of law as we have deemed relevant for purposes of this opinion letter, and subject to the qualifications and exclusions stated below, we are of the opinion that:

        C-1 The Covered Guarantor is a corporation validly existing and in good standing under the laws of the State of Alaska.

        C-2 As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof, the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

        C-3 The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by the Covered Guarantor and (ii) does not contravene any provision of the Articles of Incorporation or Bylaws of the Covered Guarantor.

        C-4 When the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012 (the "Registration Statement") has become effective under the Securities Act of 1933, as amended, and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the exchange offer, the Exchange Guarantee will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor.

D. Qualifications

        The opinions set forth herein are subject to the following qualifications:

        D-1 The effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and the effect of general principles of equity, when applied by a court of law or equity.

        D-2 The enforceability of the Exchange Guarantee may be affected by Alaska Stat. §§ 34.40.010-.130 to the extent that the Covered Guarantor is deemed to have made a fraudulent transfer or conveyance, as defined therein, as a result of guaranteeing the obligations of the Company.

        D-3 Without limiting the other qualifications set forth in this opinion letter, certain provisions of the Indenture applicable to the Exchange Guarantee may be limited or rendered unenforceable by applicable law, but in our opinion such law does not make the remedies afforded by the Exchange Guarantee inadequate for the realization of the principal benefits intended to be provided.

E. Exclusions

        We express no opinion as to compliance with applicable securities laws.

        This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

        This opinion letter is rendered only to you and is solely for your benefit, and may not be used or relied on for any other purpose or by any other person without our prior written consent; provided, however, that we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
DAVIS WRIGHT TREMAINE LLP
By:	/s/ DAVIS WRIGHT TREMAINE LLP

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  Exhibit 5.3